April 1, 1998


                                                               (202) 639-7315

Board of Directors
Tandy Corporation
100 Throckmorton Street
Suite 1800
Fort Worth, Texas 76102

Gentlemen:

                  We are acting as special counsel to Tandy Corporation, a Delaware corporation (the "Company"), in connection with the registration, pursuant to a Registration Statement on Form S-8, of (i) 5,500,000 shares of the Company's common stock, par value $1.00 per share ("Common Stock"), issuable to employees, officers, consultants, advisors and non-employee directors of the Company ("Eligible Persons") either (i) in connection with the grant of restricted stock or a performance award or (ii) upon the exercise of options or stock appreciation rights, which grants of restricted stock and performance awards, options, and stock appreciation rights been or may be granted to Eligible Persons under the Company's 1997 Incentive Stock Plan, as amended (the "1997 Plan"). The shares of Common Stock issuable pursuant to the 1997 Plan are referred to as the "Shares".

                  In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, (iii) examined such certificates of public officials, officers or other representatives of the Company, and other persons, and such other documents, and (iv) reviewed such information from officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of this opinion.

                  In all such examinations, we have assumed the legal capacity of all natural persons executing documents (other than the capacity of officers of the Company executing documents in such capacity), the genuineness of all signatures on original or certified copies, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or other representatives of the Company, and other persons.

                  Based upon the foregoing, and subject to the limitations set forth herein, we are of the opinion that the Shares, when issued and paid for (with the consideration received by the Company being not less than the par value thereof) in accordance with the Plans and any agreement applicable to such Shares, will be validly issued, fully paid and non-assessable.

                  The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect. The opinion expressed herein is given as of the date hereof, and we undertake no obligations to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof.

                  The opinion expressed herein is solely for your benefit and may not be relied upon in any manner or for any purpose by any other person and may not be quoted in whole or in part without our prior written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to the registration of the Shares. In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                    Very truly yours,

                                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON



                                    By:   /S/  Stephen I. Glover
                                               Stephen I. Glover